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                                                                  Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Registration Statement of Ringer Corporation on Form S-3 of our report dated December 3, 1996 (December 12, 1996 as to Note 13), appearing in the Proxy Statement relating to the Special Meeting of Shareholders to be held on December 8, 1997, and the Annual Report on Form 10-KSB of Ringer Corporation for the year ended September 30, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
October 27, 1997